Exhibit 33.13

Certification Regarding Compliance with Applicable Servicing Process

To PricewaterhouseCoopers LLP

1. Prudential Multifamily Mortgage, LLC, Prudential Huntoon Paige Associates, LLC, Prudential Mortgage Capital Company, LLC, Prudential Affordable Mortgage Company, LLC and Prudential Asset Resources, Inc., (the “Related Pru Entity’’) is responsible for assessing compliance with its established servicing process which was derived from servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB (“Servicing Process”) as of and for the year ended December 31, 2014, as set forth in Exhibit A hereto in connection with its commercial mortgage loans;

2. Except as set forth in paragraph 3 below, the Related Pru Entity used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Servicing Process;

3. The criteria described as such on Exhibit A hereto are inapplicable to the Related Pru Entity based on the activities it performs with respect to commercial mortgage loans, also the Related Pru Entity has identified specific servicing criteria for which no transaction activity occurred;

4. The servicer (Prudential Asset Resources, Inc.) on behalf of each Related Pru Entity has engaged certain vendors, which are not deemed to be servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific and limited activities or activities scripted by the Servicer as of and during the Reporting Period, and the Servicer elects to take responsibility for assessing compliance with the Servicing Process or portion of the Servicing Process applicable to such Vendors as set forth in Exhibit A hereto (such criteria, the “Applicable Servicing Process Performed by Vendor(s)”).

The Servicer has policies and procedures in place designed to provide reasonable assurance that the Vendor’s activities comply in all material respects for purposes of Regulation AB with the Applicable Vendor Servicing Process. The Servicer (i) has not identified and is not aware of any material instance of noncompliance by the Vendors with the Applicable Vendor Servicing Process that would affect the Servicer’s compliance and (ii) has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendor with the Applicable Servicing Process Performed by Vendor(s) as of December 31, 2014 and for the Reporting Period.

5. The Related Pru Entity has complied, in all material respects, with the Servicing Process as of and for the year ending December 31, 2014; and

6. PricewaterhouseCoopers LLP has issued an attestation report with respect to the Related Pru Entity’s assessment of compliance with the Servicing Process as of and for the year ended December 31, 2014, which attestation report is included in Exhibit B attached hereto. This Certification is being provided to PricewaterhouseCoopers LLP in fulfillment of its requirement for issuance of the final report.

March 10, 2015

Prudential Asset Resources, Inc.

Prudential Multifamily Mortgage, LLC,

Prudential Huntoon Paige Associates, LLC,

Prudential Mortgage Capital Company, LLC

Prudential Affordable Mortgage Company, LLC

/s/ Hal E. Collett
Hal E. Collett, (VP, EVP or President for above entities)

/s/ Keith A. Kehlbeck
Keith A. Kehlbeck, Vice President

EXHIBIT A

SERVICING PROCESS Non-Reg AB Portfolio		APPLICABLE SERVICING PROCESS		INAPPLICABLE SERVICING PROCESS
Reference	PROCESS	Performed by Servicer	Performed by Vendor(s)

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements (i.e., SA, IMA or Agency Reporting Guide).	Y

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Y

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.			N/A

1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in

effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Y

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Y

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Y

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Y#3

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Y

1122(d)(2)(v)

Each custodial account is maintained at a federally

insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

Y

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Y#4

EXHIBIT A

SERVICING PROCESS		APPLICABLE SERVICING PROCESS		INAPPLICABLE SERVICING PROCESS
Reference	PROCESS	Performed by Servicer	Performed by Vendor(s)

1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for

all commercial mortgage securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Y

Investor Remittances and Reporting

1122(d)(3)(i)

Reports to investors, including those to be filed with

the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

		Y for (A&B)		N/A for (C&D)

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Y#5

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.			N/A

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Y#5

Loan Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Y

EXHIBIT A

SERVICING PROCESS		APPLICABLE SERVICING PROCESS		INAPPLICABLE SERVICING PROCESS
Reference	PROCESS	Performed by Servicer	Performed by Vendor(s)

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Y#6

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	N/A#7

1122(d)(4)(iv)

Payments on mortgage loans, including any payoffs,

made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

Y

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Y

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related loan documents.	Y

EXHIBIT A

SERVICING PROCESS		APPLICABLE SERVICING PROCESS		INAPPLICABLE SERVICING PROCESS
Reference	PROCESS	Performed by Servicer	Performed by Vendor(s)

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Y#1

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Y

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Y

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Y

EXHIBIT A

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Y	Y#2

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Y

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	Y

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Y

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.			N/A

Y = Yes

Y#1 = There is currently one transaction during the year that applied to this servicing criteria within the non Reg AB platform where PAR was named the special servicer (e.g. Ashley Brooke).

Y#2 = The only third party vendor to whom this applies is National Tax Search, LLC (NTS). In December 2010 PAR transferred to the vendorthe process of paying property taxes to the local government taxing authorities. Payment is made only after review, authorization and transfer of funds is completed by PAR. Policies and procedures are in place to monitor this vendor.

Y#3 = This process is not applicable for P&I advances related to PAMC, PMCC and PAR Institutional Investors. It is not the responsibility of the Servicer to advance P&I for those capital sources.

Y#4 = This process is only applicable for PAR. All other entities do not have checks issued.

Y#5 = This process is only applicable for PAR Institutional Investors.

Y#6 = This process is only applicable for PAR Institutional Investors. For Agency loans, this is the role of the Agency or a custodian selected by the Agency.

N/A#7 = As a servicer for Fannie Mae, Freddie Mac, FHA and Institutional clients, PMCC or its legal entities do not have responsibility for pool asset additions, removals or substitutions. The concept of pool additions, removals or substitutions do not translate directly to these capital sources since there are no “pools” as in a traditional CMBS transaction.

N/A = Not applicable